Exhibit 10.1

ROYALTY AGREEMENT

This agreement is made and entered into by and between Sparx, Inc., a corporation organized and existing under the laws of the State of Florida and have an address at 1358 Fruitville Road, Suite 209, Sarasota, FL 34236 (“SPARX”) and Sologic, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 1358 Fruitville Road, Suite 209, Sarasota, FL 34236 (“SOLOGIC”).

W I T N E S S E T H:

WHEREAS, SPARX has assigned to SOLOGIC the Patent(s) (as hereinafter defined), and the inventions created using those rights pursuant to an Assignment of even date herewith; and

WHEREAS, SPARX and SOLOGIC desires to set forth their agreement with regard to royalty payments to be paid by SOLOGIC to SPARX with regard to the Patent(s).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.

a. Gross Revenues shall mean gross revenues of SOLOGIC from all sources, determined in accordance with generally accepted accounting principles, as reflected on the income statement of SOLOGIC prepared in accordance with generally accepted accounting principles and furnished to SOLOGIC’s shareholders or to the public; provided, however, that if no such income statement is prepared by SOLOGIC, then an income statement prepared in accordance with Section 4 of this Agreement.

b. Invention(s) means Substrate With Light Display, described in U.S. Patent Application No. 60/608,783, U.S. Patent Application No. 11/219,164, U.S. Patent Application No. 60/617,263 and U.S. Patent Application No. 60/804,224 and any related patents or patent applications.

c. Patent(s) shall mean any and all patents granted to SPARX pertaining to the Invention(s), as defined herein, including U.S. or foreign patents and any other corresponding foreign patent applications and any patents which may be granted thereon including any and all patents granted on substitutes, divisions, continuations, continuations-in-part, reissues and extensions of said patents.

d. Products shall mean those which embody the Invention(s) or come within a claim of any of the Patent(s) whether sold or otherwise disposed of in an assembled or unassembled condition, parts associated therewith, and other components.

e. Royalty or Royalties shall mean revenues received in the form of cash, property and/or equity securities from SOLOGIC as a result of licensing and using, selling, making, having made, Invention(s).

2. PAYMENTS FOR PATENT RIGHTS.

a. In consideration for the transfer and sale of the Patent(s), SOLOGIC hereby grants to cash royalty payments shall be made to SPARX on a quarterly basis, no later than the 15th day after the end of each fiscal quarter in which a royalty payment is due under this Agreement; provided, however, that at any time when SOLOGIC prepares audited year-end financial statements, then the royalty payment due after the end of the fiscal year shall not be due until the earlier of (a) the date on which the audited financial statements are first released to the public, or (b) 45 days after the end of the fiscal year. The amount of the royalty payment shall be determined, according to Exhibit 3(b) hereto, which is attached hereto and made a part hereof. The parties expressly acknowledge and agree that the amount of the royalty payment may be modified in the same manner as this Agreement may be modified and that, if such a modification is made, then they shall attach a revised Exhibit 3 hereto setting forth the new calculation and the date as of which it is to be effective.

b. Under this Agreement, Products shall be considered sold when billed to a customer, except that upon expiration of any Patent or upon any termination of this Agreement, all shipments made on or prior to the date of such expiration or termination which have not been billed prior thereto shall be considered as sold and therefore subject to any royalty due.

c. The royalty payments due under this Agreement shall be in consideration for the sum total of all rights conferred by SPARX to SOLOGIC hereunder.

3. REPRESENTATIONS

a. By SOLOGIC. SOLOGIC hereby represents and warrants to SPARX that

i. This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by SOLOGIC pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of SOLOGIC and shall be enforceable in accordance with their respective terms;

ii. SOLOGIC a corporation in good standing, duly organized and validly existing under the laws of the State of Delaware;

iii. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action; and

iv. The shares issuable upon payment of a Royalty payment in stock shall be, when issued, duly issued, fully paid and nonassessable shares of common stock of SOLOGIC and shall be free and clear of all liens and encumbrances of any kinds whatsoever, including but not limited to, security interests and preemptive rights.

b. By SPARX. SPARX hereby represents and warrants to SOLOGIC that

i. This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by SPARX pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of SPARX and shall be enforceable in accordance with their respective terms;

ii. It is a corporation in good standing, duly organized and validly existing under the laws of the State of Florida; and

iii. The execution and delivery of this Agreement have been duly authorized by all necessary corporate action.

c. Nothing in this Agreement shall be construed as

i. A warranty or representation by SPARX as to the validity or scope of the Patent(s) or any patent application relating thereto; or

ii. A warranty or representation by SPARX that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or third party rights; or

iii. An obligation of SPARX to bring or prosecute actions or suits against third parties for infringement (except to the extent and in the circumstances set forth in Section 11 hereof); or

iv. Granting by implication, estoppel, or otherwise, any licenses or rights under patents of SPARX other than the Patent(s),

d. SPARX makes no representations, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, and assumes no responsibilities whatever with respect to the use, sale, or other disposition by SOLOGIC or its vendees or other transferees of products incorporating or made by use of (i) Inventions licensed under this Agreement or (ii) information, if any, furnished under this Agreement.

4. REPORTS, BOOK AND RECORDS.

a. SOLOGIC agrees to keep records of its manufacture, use, sale or other disposition of

Products with respect to which royalty payments hereunder are to be in sufficient detail to enable the royalties payable hereunder by SOLOGIC to be accurately determined and further agrees to permit its books and records to be examined from time to time, to the extent necessary to verify the reports provided for in this Section 5, such examination to be made at the expense of SPARX by any agent or auditor appointed by SPARX who shall be acceptable to SOLOGIC.

b. At the time a royalty payment is made under this Agreement, SOLOGIC shall furnish to SPARX a written report setting forth the number and description of the Products manufactured and thereafter used, sold or otherwise disposed of under the license granted herein during the period to which the report relates, along with a copy of the income statement of SOLOGIC for such period.

c. SOLOGIC also agrees to make a written report to SPARX within thirty (30) days after the date of any termination of this Agreement, stating in such report the number and description of the Products manufactured and thereafter used, sold or otherwise disposed of and not previously report to SPARX.

5. MARKING

SOLOGIC agrees to mark or have marked all Products made, used or leased by it under the Patent(s), if and to the extent such marking shall be practical, with such patent markings as shall be desirable or required by applicable patent laws.

6. Indemnity

SOLOGIC shall hold SPARX harmless against all liabilities, demand, damages, expense, or losses of any kind arising out of (i) use by SOLOGIC or its transferees of inventions licensed or information furnished under this Agreement, or (ii) any use, sale or other disposition by SOLOGIC or its transferees of products made by use of such inventions or information.

7. MISCELLANEOUS

a. Taxes. Any taxes in the nature of a sales or transfer tax of any kind payable on the execution of this Agreement shall be paid by SOLOGIC.

b. Assignability. Neither this Agreement nor any rights or obligations hereunder, are assignable by any party hereto without the prior written consent of the other party hereto. The obligations of SOLOGIC hereunder shall be binding upon any successor of SOLOGIC through name change, merger, consolidation, or reorganization.

c. Section Headings. The Section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect provisions thereof. All Exhibits and/or Schedules hereto shall be initialed for identification or may be physically annexed hereto, but in either event such Exhibits or Schedules shall be deemed to be a part hereof.

d. Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy or preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

e. Expenses. Except as otherwise provided herein, SPARX and SOLOGIC shall pay the fees and expenses of their respective accountants and legal counsel incurred in connection with the transactions contemplated by this Agreement.

f. Notices. Any notices required or permitted to be given hereunder shall be given in writing and delivered in person or sent certified mail, postage prepaid, return receipt requested, or via facsimile, to the respective parties to the following addresses (or at such other addresses as may hereinafter be designated by such party in writing to other parties):

If to SPARX:

Sparx, Inc.

1358 Fruitville Road

Suite 209

Sarasota, FL 34236

Attention: Carl L. Smith, III, President

If to SOLOGIC:

Sologic, Inc.

1358 Fruitville Road

Suite 209

Sarasota, FL 34236

Attention: Carl L. Smith, III, Chairman and CEO

g. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Florida.

h. No Partnership. The parties do not intend this Agreement to create a joint venture, partnership or any similar business relationship between them.

i. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transaction contemplated herein and shall not be modified or amended except by an instrument in writing signed by the parties hereto.

j. Validity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions hereof, and this Agreement shall be construed in all other respects as if such invalid and unenforceable provisions were omitted.

k. Amendment. This Agreement may not be amended or modified except by a written instrument executed by SOLOGIC and SPARX.

l. Counterparts. This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

m. Effective Date of Agreement. The parties hereto intend that this Agreement shall be effective as of December 20, 2005 and shall supercede and replace any agreements relating to the subject hereof entered into on or since that date.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto be effective as of the date first above written.

SPARX SPARX, INC., a Florida corporation

BY:	/s/ Carl L. Smith, III
Carl L Smith, III, President

SOLOGIC SOLOGIC, INC., a Delaware corporation

BY:	/s/ Carl L. Smith, III
Carl L. Smith, III, Chairman and CEO

EXHIBIT 3(a)

CALCULATION OF ROYALTY PAYMENT

The royalty payment due pursuant to Section 3 of the Royalty Agreement between Sparx, Inc. and Sologic, Inc. shall be computed as follows:

4.9% of Gross Revenues of SOLOGIC

For purposes of this calculation, Gross Revenues shall be defined in the manner set forth in the Agreement.

Royalty Payments shall be made in cash unless SPARX shall notify SOLOGIC, on or before last day of any fiscal quarter, of SPARX’s intention to take the royalty payment in shares of common stock of SOLOGIC (“Shares”). In the event SPARX elects to take shares rather than cash, the number of shares to be issued shall be calculated as follows:

RP ÷X = Number of shares, where

RP = the total royalty payment due to SPARX

and

X = the greater of $.10 or, if the Shares are listed on either the NASDAQ National Market System or on the New York Stock Exchange, then the average of the closing sale price of a Share on such exchange for the five trading days immediately preceding the end of the fiscal quarter for which the royalty payment is being made

One or more stock certificates representing the Shares to be issued shall be delivered to SPARX on or before the date on which the royalty payment is required to be made under the terms of the Agreement.